EXHIBIT 99.1
May 24, 2011
This is our third periodic communication to the shareholders of The Allied Defense Group, Inc. (ADG). The communications are intended as a companion to our required filings with the Securities and Exchange Commission (SEC) and also provide an update for any significant events.
FILING OF CERTIFICATE OF DISSOLUTION
On July 1, 2010, our Board of Directors approved the Plan of Complete Liquidation And Dissolution of The Allied Defense Group, Inc. (Plan). We submitted the Plan to our stockholders via a Proxy Statement in late July, 2010, which we amended and supplemented in August, 2010 (Proxy). The Plan calls for the filing of a Certificate of Dissolution with the State of Delaware (Certificate). As set forth in the Proxy and as disclosed in our subsequent SEC filings and shareholder letters, we expect to file the Certificate on or about August 31, 2011. This action will formally put us in dissolution and we will continue our corporate existence solely for the purpose of winding up remaining business matters and making liquidating distributions to our shareholders. As we have previously noted, we do not intend to make any distributions until the conclusion of the DOJ investigation and the related SEC inquiry.
CLOSING OF STOCK TRANSFER BOOKS
As set forth in the Plan, and as previously disclosed in our Proxy, upon the filing of the Certificate, we will close our stock transfer books and discontinue recording any transfers of shares of our stock. All subsequent liquidating distributions will be made to the record owners of our stock on the date we close our stock transfer books. As noted above, we expect this to occur on or about August 31, 2011.
FUTURE SEC REPORTING
As previously described in the Proxy, in order to curtail expenses we intend to seek relief from the SEC from the reporting requirements under the Securities Exchange Act. We have recently filed our Form 10-Q for the first quarter of 2011 and if our request is granted we will not file a Form 10-Q for the second quarter of 2011 or any further Forms 10-K or 10-Q. If such relief is granted, we would continue to file current reports on Form 8-K to report material events, including periodic updates of our financial condition and the estimated amount available for distribution to our shareholders. However, we cannot provide any assurances that such relief will be obtained. We also plan to continue to provide periodic updates via letters posted on our website.
RIGHTS AGREEMENT
Consistent with our April 14, 2011 letter, we have extended our 2001 Rights Agreement through December 31, 2011, 2011.
Sincerely,
John G. Meyer, Jr. and Charles S. Ream

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